UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2019 (July 12, 2019)

1847 Holdings LLC
(Exact name of registrant as specified in its charter)

Delaware	333-193821	38-3922937
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 21st Floor New York, NY 10022
(Address of principal executive offices)

(212) 521-4052
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On July 12, 2019, 1847 PT Inc. (“1847 PT”), a subsidiary of 1847 Holdings LLC, entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Patriot Transport Inc., an Illinois corporation, Expeditor Systems, Inc., an Illinois corporation, Expeditors, Inc., an Illinois corporation, Top Gear Inc., an Illinois corporation, Leasing Truck Solution Inc., an Illinois corporation, Expeditors Companies Inc., an Illinois corporation, Patriot Training Facility Inc., an Illinois corporation f/k/a Top Gear Driving Academy Inc. (collectively, the “Companies”), and the other party set forth in Exhibit A thereto (the “Seller”).

Pursuant to the terms and conditions of the Purchase Agreement, 1847 PT agreed to acquire all of the capital stock and other equity securities (the “Securities”) of the Companies for an aggregate purchase price of $35 million, consisting of: (i) $21 million in cash (the “Cash Portion”), and (ii) an 8% subordinated promissory note in the principal amount of $14 million (the “Note”).

The purchase price is subject to a post-closing working capital adjustment provision. Under this provision, if the audited combined balance sheet of the Companies as of the closing date prepared by 1847 PT indicates working capital (the “Final Working Capital”) that is higher than the “Minimum Working Capital,” which is defined in the Purchase Agreement as $225,000, the principal amount of the Note will be adjusted upward by the amount of such difference, on or before the 75th day following the closing of the acquisition. Similarly, if the Final Working Capital is less than the Minimum Working Capital, the principal amount of the Note will be adjusted downward by the amount of the difference.

The purchase price is also subject to a post-closing adjustment for Adjusted EBITDA. As soon as practicable following the year ended 2019, but no later than March 31, 2020, 1847 PT will prepare and deliver to the Seller an audited income statement for the Companies (the “Year End Income Statement”).  If the Companies earnings before interest, taxes, depreciation and amortization expenses for the twelve month period ending December 31, 2019 adjusted in a manner mutually agreed upon by the parties (the “Adjusted EBITDA”) as shown on the Year End Income Statement is greater than $7,000,000, then (A) the Cash Portion will be increased by an amount equal to two and one-half times (2 1/2x) the difference between (x) $7,000,000 and (y) such Adjusted EBITDA,  and (B) the Note will be increased by an aggregate amount equal to two and one-half times (2 1/2x) the difference between (x) $7,000,000 and (y) such Adjusted EBITDA.

The Cash Portion of the purchase price will be reduced by the amount of outstanding indebtedness of the Company existing as of the closing date and the deducted amount will be used to pay off any such indebtedness.

The Purchase Agreement contains customary representations, warranties and covenants, including a covenant that the Seller will not complete with the business of the Company for a period of three (3) years following closing. The Purchase Agreement also contains mutual indemnification for breaches of representations or warranties and failure to perform covenants or obligations contained in the Purchase Agreement. In the case of the indemnification provided by the Seller with respect to breaches of certain non-fundamental representations and warranties, the Seller will only become liable for indemnified losses to the extent they exceed, in the aggregate, $150,000, up to an aggregate maximum amount of $2.9 million.

The closing of the Purchase Agreement is subject to customary closing conditions, including, without limitation, the completion of accounting and legal due diligence investigations; the receipt of all authorizations, consents and approvals of all governmental authorities or agencies; the receipt of any required consents of any third parties; the release of any security interests; 1847 PT obtaining the requisite acquisition financing; and delivery of all documents required for the transfer of the Securities to 1847 PT.

The Note

As noted above, a portion of the purchase price will be paid by the issuance by 1847 PT of the Note. The Note will accrue interest at 8% per annum, and will mature 3 ½ years from the closing date, at which time the principal along with any accrued but unpaid interest will be paid in one lump sum.

The Note will contain customary events of default, including in the event of (i) non-payment, (ii) a default by 1847 PT of any of its covenants under the Purchase Agreement or any other agreement entered into in connection with the Purchase Agreement, or a breach of any of representations or warranties under such documents, or (iii) the bankruptcy of 1847 PT, or (iv) a change of control of 1847 PT. The rights of the Seller to receive payments under the Note are subordinate in right to the senior indebtedness that 1847 PT and its subsidiaries incurs at or around the closing in order to finance the acquisition or its working capital needs and any other indebtedness incurred following the closing in connection with the refinancing of such indebtedness.

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SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1847 HOLDINGS LLC

Date: July 16, 2019	By:	/s/ Ellery W. Roberts
	Name:	Ellery W. Roberts
	Title:	Chief Executive Officer

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